Exhibit 10.4

AMENDMENT NO. 1

     Amendment No. 1 dated as of August 5, 2003 (the “Amendment”) is to that certain Federal Income Tax Sharing Agreement (the “Agreement”) between Hallmark Cards, Incorporated, a Missouri corporation (“Hallmark”) and Crown Media Holdings, Inc., a Delaware corporation (“Crown”).

     WHEREAS, HC Crown Corp, an affiliate of Hallmark, will purchase a $400 million Senior Unsecured Note dated August 5, 2003 from Crown (the “Transaction”); and

     WHEREAS, the parties desire to amend the Agreement in anticipation of the Transaction.

     NOW, THEREFORE, the parties hereto agree as follows:

1.	The following provision shall be added at the end of Section 1(a):

“; provided, however, that for purposes of computing the Crown Tax Liability, no interest expenses or interest income related to that certain Senior Unsecured Note dated August 5, 2003, by and between Crown and HC Crown Corp (the “Note”) shall be included in the calculation of (i) or (ii) above until such time (and only to the extent) that payments pursuant to the Note are made to HC Crown Corp in cash.”

2.	The following provision shall be added to the end of Section 1(b):

“; provided, however, that for purposes of computing the Crown Tax Benefit, no interest expenses or interest income related to the Note shall be included in the calculation of (i) or (ii) above until such time (and only to the extent) that payments pursuant to the Note are made to HC Crown Corp in cash.”

     3.     All terms and conditions of the Agreement shall remain in full force and effect except to the extent modified herein.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

HALLMARK CARDS, INCORPORATED

By	/s/ ROBERT J. DRUTEN

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CROWN MEDIA HOLDINGS, INC.

By	/s/ WILLIAM J. ALIBER

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